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                       CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors
Hallmark Capital Corp.:

We consent to incorporation by reference in the Post Effective Amendment No. 1 to Registration Statement on Form S-8 of Hallmark Capital Corp. of our report dated August 1, 1997, relating to the consolidated balance sheets of Hallmark Capital Corp. and Subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of Hallmark Capital Corp., incorporated by reference in the Registration Statement on Form S-8 (No. 33-80700).




                                                /s/ KPMG Peat Marwick LLP

Milwaukee, Wisconsin
January 27, 1998